Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
 CBG HOLDINGS, INC.
a Delaware corporation

(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

CBG Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

The name of the Corporation is CBG Holdings, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 31, 2005 under the name of CBG Holdings, Inc.  The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 27, 2007, was amended by a Certificate of Amendment filed with the Secretary of State on October 31, 2007, and was further amended by a Second Certificate of Amendment filed with the Secretary of State on November 18, 2011 (as the same was corrected by a Certificate of Correction filed with the Secretary of State on December 16, 2011).  The Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on December 29, 2011 and was amended by a Certificate of Amendment filed with the Secretary of State on March 1, 2013.  Upon the filing of this Third Amended and Restated Certificate of Incorporation, the name of the Corporation shall be changed to “Q2 Holdings, Inc.”

This Third Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A, which both restates and further amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245  has been duly adopted in accordance with the provisions of Sections 228, 245 and 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law by the directors and stockholders of the Corporation. The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Financial Officer, as of March 1, 2013.

CBG HOLDINGS, INC.

By:	/s/ Mark Johnson
Mark Johnson
Chief Financial Officer

EXHIBIT A

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Q2 HOLDINGS, INC.

(F/K/A CBG HOLDINGS, INC.)

ARTICLE I

The name of the Corporation is Q2 Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1679 South Dupont Highway, Suite 100, City of Dover, County of Kent, Delaware, 19901.  The name of its registered agent at such address is Registered Agent Solutions, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.                                    Classes of Stock.  The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock authorized to be issued is 48,582,691 shares.  35,000,000 shares shall be Common Stock, par value $0.0001 per share, and 13,582,691 shares shall be Preferred Stock, par value $0.0001 per share, 7,908,442 of which shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), 1,818,182 of which shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), 2,605,100 of which shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock” and together with Series A Preferred Stock and the Series B Preferred Stock, the “Senior Preferred Stock”), and 1,250,967 of which shall be designated “Junior Convertible Preferred Stock” (the “Junior Preferred Stock”).

B.                                    Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Division B of Article IV.

(1)                                 Dividend Provisions.

(a)                                 Senior Preferred Stock.  The holders of the outstanding shares of Senior Preferred Stock shall be entitled, on a pari passu basis, to receive dividends from time to time out of any assets legally available for payment of dividends, when, as, and if declared by the Board, prior and in preference to any declaration or payment of any dividend on the Common Stock, Junior Preferred Stock or any other class of capital stock ranking junior to the Senior Preferred Stock with respect to dividends until such time as the total dividends paid on each share of Senior Preferred Stock is equal to its Issue Price (as defined below).  Any declared but unpaid dividends on shares of the Senior Preferred Stock shall be payable (i) in cash upon the liquidation, dissolution, or winding up of the Corporation as provided in Subsection B2, or upon the redemption of the Senior Preferred Stock as provided in Subsection B3, and (ii) upon conversion as provided in Subsection B4 in cash or, at the election of the Corporation, by the Corporation’s issuance of that number of shares of Common Stock with a fair market value equal to the aggregate amount of such declared but unpaid dividends (such distribution shall be governed by the provisions of Subsection B2(f)).

(b)                                 Priority on Dividends; Participation.  Unless the full amount of all preferential amounts specified in Subsection B1(a) shall have been paid in full or a sum sufficient for the payment of such dividends reserved and irrevocably set apart, (i) no dividend or distribution shall be declared or paid on any class of capital stock other than the Senior Preferred Stock and (ii) no shares of capital stock other than the Senior Preferred Stock shall be purchased, redeemed, or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition of any such shares; provided that this restriction shall not apply to (x) the redemption of Senior Preferred Stock pursuant to the terms of this Certificate of Incorporation or (y) the repurchase of shares of Common Stock from directors or employees of, or consultants or advisors to, the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at the original purchase price of such shares upon the occurrence of certain events, including without limitation, the termination of employment by or service to the Corporation or any subsidiary.  After dividends on the full preferential amounts specified in Subsection B1(a) have been paid or irrevocably set apart, the Board may declare additional dividends out of funds legally available for payment of dividends.  The aggregate amount of such additional dividends shall be distributed to the holders of Common Stock and Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Subsection B4; provided, however, that holders of Senior Preferred Stock  shall not be entitled to receive dividends pursuant to this sentence of Subsection B1(b) in the aggregate of more than three times the applicable Issue Price for each share, as adjusted for any stock splits, stock dividends, recapitalizations or the like after the Series C Issue Date (as defined below).

(c)                                  Non-Cash Dividend.  Any dividend or distribution which is declared by the Corporation and payable with assets or equity of the Corporation other than cash shall be governed by the provisions of Subsection B2(f).

(2)                                 Liquidation Preference.

(a)                                 The “Series A Issue Price” shall mean with respect to each outstanding share of Series A Preferred Stock an amount equal to $1.3909179 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date shares of Series A Preferred Stock were first issued (the “Series A Issue Date”)).  The “Series B Issue Price” shall mean with respect to each outstanding share of Series B Preferred Stock an amount equal to $6.05 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date shares of Series B Preferred Stock are first issued (the “Series B Issue Date”)).  The “Series C Issue Price” shall mean with respect to each outstanding share of Series C Preferred Stock an amount equal to $7.67727 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date shares of Series C Preferred Stock were first issued (the “Series C Issue Date” and, together with the Series A Issue Date and the Series B Issue Price, as applicable, the “Issue Date”)).  The “Issue Price” means the Series A Issue Price, the Series B Issue Price, or the Series C Issue Price, as applicable.

(b)                                 In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, each holder of Senior Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other class or series of the capital stock of the Corporation, including the Common Stock, by reason of their ownership thereof the amounts set forth below:

(i) With respect to each outstanding share of Series A Preferred Stock, an amount per share equal to A + B (the “Series A Liquidation Amount”), where:

A                                       =                                         the Series A Issue Price; and

B                                       =                                         an amount equal to 6% of the Series A Issue Price accrued per annum plus declared but unpaid dividends from the Series A Issue Date on each share of Series A Preferred Stock held by such holder.

(ii) With respect to shares of outstanding Series B Preferred Stock, an amount per share equaling X + Y +, if applicable, Z, (the “Series B Liquidation Amount”), where:

X                                       =                                         the Series B Issue Price;

Y                                       =                                         an amount equal to 6% of the Series B Issue Price accrued per annum plus declared but unpaid dividends from the Series B Issue Date on each share of Series B Preferred Stock held by such holder; and

Z                                        =                                         an additional amount payable only on shares of Series B Preferred Stock issued on the Series B Issue Date equal to $1.6028047 per share (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the Series B Issue Date).

(iii) With respect to each outstanding share of Series C Preferred Stock, an amount per share equal to A + B (the “Series C Liquidation Amount” and together with the Series A Liquidation Amount and the Series B Liquidation Amount, the “Senior Liquidation Amount”), where:

A                                       =                                         the Series C Issue Price; and

B                                       =                                         an amount equal to 6% of the Series C Issue Price accrued per annum plus declared but unpaid dividends from the Series C Issue Date on each share of Series C Preferred Stock held by such holder.

If upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full Senior Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the aggregate Senior Liquidation Amount for the shares of Senior Preferred Stock held by them.

(c)                                  After payment of the Senior Liquidation Amount set forth in Subsection B2(b) above, each holder of Junior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.3909179 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the date shares of Junior Preferred Stock are first issued) for each outstanding share of Junior Preferred Stock held by such holder (the “Junior Preferred Issue Price”) and (ii) an amount equal to all the declared but unpaid dividends declared on the Junior Preferred Stock (together, the “Junior Liquidation Amount”).  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full Junior Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution to the holders of Junior Preferred Stock shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the amount of such stock owned by each such holder.

(d)                                 After payment to the holders of the Senior Preferred Stock and Junior Preferred Stock of the Senior Liquidation Amount and the Junior Preferred Liquidation Amount set forth in Subsections B2(b) and (c) above, any additional remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and Common Stock, assuming the conversion of the Series A Preferred Stock into Common Stock; provided, however, that holders of Series A Preferred Stock shall not be entitled to receive more than three times the Series A  Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like after the Series C Issue Date), pursuant to this Subsection B2(d), plus any declared but unpaid dividends on each such share (the “Maximum Participation Amount”).  Notwithstanding the foregoing, if the amount the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, would have received if all shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the

Corporation exceeds an amount equal to the sum of the amount payable under Subsection B2(b) and, in the case of the Series A Preferred Stock, the Maximum Participation Amount, each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall (instead of the amount payable under Subsection B2(b) and, in the case of holders of Series A Preferred Stock, the holder’s share of the Maximum Participation Amount) be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the amount such holder would have received if all shares Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as applicable, had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

(e)                                  Notwithstanding the forgoing, if a Deemed Liquidation Event (as defined herein) involves an Asset Sale (as defined herein), the proceeds from such sale shall be distributed in accordance with this Subsection B2 based on a timing schedule determined by the Board of Directors including two of the Senior Directors (as defined below).

(f)                                   For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions (including, without limitation, any stock sale, reorganization, merger, or consolidation), unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 51% of the voting power of the surviving or acquiring entity; (B) a sale of all or substantially all of the assets of the Corporation (together with (C) below “Asset Sale”) and; or (C) a sale or exclusive license of all or substantially all of the intellectual property of the Corporation (each of (A), (B) and (C), a “Deemed Liquidation Event”).

(i)                                     In any Deemed Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.  Any securities to be delivered to the holders of the Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A)                               If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30 day period ending three days prior to the closing;

(B)                               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

(C)                               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii)                                  In the event the requirements of this Subsection B2(f) are not complied with, the Corporation shall forthwith either:

(A)                               cause such closing to be postponed until such time as the requirements of this Subsection B2 have been complied with; or

(B)                               cancel such transaction, in which event the respective rights, preferences, and privileges of the holders of the Senior Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection B2(f)(iv) below.

(iii)                               In the event of a Deemed Liquidation Event pursuant to Subsection B2 in which the Initial Consideration (as defined below) is not sufficient to pay the Senior Liquidation Amount, the agreement relating to such Deemed Liquidation Event shall provide that (a) the portion of such consideration (the “Initial Consideration”) that is not a portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection B2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection B2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection B2(f)(iii), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(iv)                              The Corporation shall give each holder of record of Senior Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Subsection B2, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the Corporation’s receipt of written consent of the holders of at least two-thirds (2/3) of the Senior Preferred Stock (voting as a single class on an as converted to Common Stock basis) entitled to such notice rights or similar notice rights.

(3)                                 Redemption.

(a)                                 At any time after the fifth anniversary of the Series C Issue Date, but within 30 days after the receipt by the Corporation of a written request from the holders of at least 75% of the sum of outstanding shares of (i) Senior Preferred Stock and (ii) Common Stock owned by holders of Series C Preferred Stock (the “Selected Common Stock”) (voting together as a single class on an as converted to Common Stock basis) that the shares of Senior Preferred Stock be redeemed (the “Redemption Request”), and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem the shares of Senior Preferred Stock and Selected Common Stock by paying a sum per share equal to (A) with respect to the Senior Preferred Stock, the greater of (i) fair market value for such shares (as determined by an independent valuation expert acceptable to the holders of (x) at least 75% of the sum of outstanding shares of (i) Senior Preferred Stock and (ii) Selected Common Stock (voting together as a single class on an as converted to Common Stock basis) and (y) at least a majority of the outstanding Common Stock on the Redemption Date and (ii) the Issue Price of such share of Senior Preferred Stock and (B) with respect to the Selected Common Stock, the fair market value for such Shares (determined in accordance with (A)(i) above) (each of clauses (A) and (B) being a “Redemption Price”).  The Redemption Price for the Senior Preferred Stock shall be paid in three equal annual installments (each a “Redemption Date”), with the first such Redemption Date occurring on a date set by the Corporation, which shall be no more than 30 days after the receipt by the Corporation of a Redemption Request, the second such Redemption Date occurring on the first year anniversary of the first Redemption Date and the third such Redemption Date occurring on the second year anniversary of the first Redemption Date.  Any payment effected pursuant to this Subsection B3(a) shall be made on a pro rata basis among the holders of the Senior Preferred Stock and Selected Common Stock in proportion to the aggregate Redemption Price for the shares of Senior Preferred Stock and Selected Common Stock held by them.  If any Redemption Date fixed for the payment of the Redemption Price of shares pursuant to this Subsection B3(a) is a Saturday, Sunday, or legal holiday, then such payment shall occur on the first business day thereafter.

(b)                                 At least 15 but no more than 30 days prior to the applicable Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Senior Preferred Stock and Selected Common Stock for which the Redemption Price shall be paid, at the address last shown on the records of the Corporation for such holder, notifying such holder of the payment of the Redemption Price to be effected, specifying the number of shares for which the Redemption Price will paid to such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Senior Preferred Stock and Selected Common Stock for which the Redemption Price will be paid (the “Redemption Notice”).  Except as provided in Subsection B3(c), on or after the applicable Redemption Date, each holder of Senior Preferred Stock and Selected Common Stock to be for which the Redemption Price will be paid  shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In the event the Redemption Price is paid for less than all the shares represented by any such certificate, a new certificate shall be issued representing the unpaid shares.

(c)                                  From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Senior Preferred Stock and Selected Common Stock designated for redemption in the

Redemption Notice as holders of such shares of Senior Preferred Stock and Selected Common Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Corporation legally available for payment of the Redemption Price of shares of Senior Preferred Stock and Selected Common Stock on a Redemption Date are insufficient to pay the Redemption Price of the total number of shares of Senior Preferred Stock and Selected Common Stock for which payment is to be made on such date, those funds which are legally available will be used to pay the Redemption Price of the maximum possible number of such shares ratably among the holders of such shares for which the Redemption price will be paid.

The shares of Senior Preferred Stock and Selected Common Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for payment of the Redemption Price of shares of Senior Preferred Stock and Selected Common Stock, such funds will immediately be used to pay the balance of the Redemption Price which the Corporation has become obliged to pay on the applicable Redemption Date but which it has not paid.

(d)                                 Redemption Prohibited.  If, at a Redemption Date, the Corporation is prohibited under applicable law from paying the Redemption Price for all shares of the Senior Preferred Stock and Selected Common Stock for which payment of the Redemption Price is required hereunder, then the Corporation shall pay the Redemption Price for such shares on a pro-rata basis among the holders of the Senior Preferred Stock and Selected Common Stock in proportion to the full respective amounts to which they are entitled hereunder to the extent possible and shall pay the Redemption Price of the remaining shares to be paid as soon as the Corporation is not prohibited from redeeming some or all of such shares under applicable law.  Any shares of Senior Preferred Stock or Selected Common Stock for which the Redemption Price is not paid shall remain outstanding and entitled to all of the rights and preferences provided herein.  The Corporation shall take such action as shall be necessary or appropriate to review and promptly remove any impediment to its ability to redeem the Senior Preferred Stock and Selected Common Stock under the circumstances contemplated by this Subsection B3(d).  In the event that the Corporation fails for any reason to pay the Redemption Price on shares for which a Redemption Request is submitted pursuant to this Subsection B3(d), including, without limitation, due to a prohibition of such Redemption Price under applicable law, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redemption Price with respect to the shares which the Corporation fails to redeem and any dividend accumulating or declared thereon after the Redemption Date shall increase at the rate (the “Interest Rate”) of the greater of (i) ten percent (10%) per annum and (ii) the rate per annum equal to one percent (1%) in excess of the rate established from time to time by Citibank, N.A. as its prime rate, with such increase to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”).  In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the Interest Rate shall automatically be reduced to eliminate such excess.  To the extent that the Corporation has failed to pay the Redemption Price on any Redemption Date, amounts subsequently paid by the Corporation with respect thereto, shall first be applied to the Redemption Price due on the oldest Redemption Date and thereafter to the next oldest Redemption Date and so on.

(e)                                  On or prior to the applicable Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Senior Preferred Stock and Selected Common Stock for which the Redemption Price is to be paid on such Redemption Date in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the applicable Redemption Price for such shares to their respective holders on or after the applicable Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate(s) to the Corporation pursuant to Subsection B3(b) above.  As of the date of such deposit (even if prior to the applicable Redemption Date), the deposit shall constitute full payment of the shares to their holders.  From and after the date of such deposit the shares so called for payment shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor and the right to convert such shares as provided in Subsection B4 below.  Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Subsection B3(e) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Subsection B4 below prior to the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion.  The balance of any monies deposited by the Corporation pursuant to this Subsection B3(e) remaining unclaimed at the expiration of two years following the final Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

(4)                                 Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Preferred Stock, by dividing the Issue Price for such class of Preferred Stock by the applicable “Conversion Price” in effect for such class of Preferred Stock on the date the certificate is surrendered for conversion.  The initial Series C Conversion Price per share for the Series C Preferred Stock (the “Series C Conversion Price”) shall be the Series C Issue Price, the initial Series B Conversion Price per share for the Series B Preferred Stock (the “Series B Conversion Price”) shall be the Series B Issue Price, the initial Series A Conversion Price per share for the Series A Preferred Stock (the “Series A Conversion Price”) shall be the Series A Issue Price and the initial Junior Preferred Conversion Price per share for the Junior Preferred

Stock shall be the Junior Preferred Issue Price; provided, however, that such Conversion Prices shall be subject to adjustment as set forth in Subsection B4(c) below.

(b)                                 Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Subsection B4(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed (or if such registered holder alleges that such certificate or certificates for such shares have been lost, stolen, or destroyed, a lost certificate affidavit), at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, pay all accrued or declared and unpaid dividends (in cash or shares of Common Stock in accordance with Subsection B1(a)) on such shares of stock and issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)                                  Conversion Price Adjustments.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                     (A)                               If the Corporation shall issue, after the Series C Issue Date, any Additional Stock (as defined in Subsection B4(c)(ii) below) without consideration or for a consideration price per share less than the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i) be reduced to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be (a) the number of shares of Common Stock outstanding (or deemed outstanding pursuant to Subsection B4(c)(i)(E)) plus the number of shares of Common Stock issuable upon conversion of any shares of Preferred Stock outstanding immediately prior to such issuance (“Common Stock Deemed Outstanding”) plus (b) the number of shares of Common Stock (assuming conversion or exercise in the case of a convertible security) that the aggregate consideration received by the Corporation for such issuance would purchase at such applicable Conversion Price in effect immediately prior to such issuance; and the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance plus the number of shares of Additional Stock so issued in such issuance.  For example, if after the Series C Issue Date, the Corporation issues 5,000,000 shares of Common Stock for consideration per share of $0.10, and assuming there are 20,000,000 shares of Common Stock Deemed Outstanding immediately prior to such issuance, the Series A Conversion Price immediately would be reduced to the price determined by multiplying $0.50, the Series A Conversion Price then in effect, by the following fraction:

	20,000,000	+	$0.10 x 5,000,000 $0.50
	20,000,000	+	5,000,000

=	21,000,000 25,000,000

=	0.84

resulting in an adjusted Series A Conversion Price of $0.42 (i.e., $0.50 x 0.84), and an adjusted conversion rate of 1.1905:1 (i.e., $0.50/$0.42).

(B)                               No adjustment of a Conversion Price shall be made if such adjustment would be in an amount less than one cent per share of such Conversion Price.

(C)                               In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined pursuant to Subsection B2(f) above.

(E)                                In the case of the issuance (whether before, on or after the Series C Issue Date) of equity securities, the following provisions shall apply for all purposes of this Subsection B4(c)(i) and Subsection B4(c)(ii):

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections B4(c)(i)(C) and Subsection B4(c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (to the extent then convertible or exchangeable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsection B4(c)(i)(C) and Subsection B4(c)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of Subsection B4(c)(i)(A)), the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, Series B Conversion Price, or Series C Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Subsection B4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection B4(c)(i)(E)(3) or Subsection B4(c)(i)(E)(4).

(ii)                                  “Additional Stock” shall mean all shares of Common Stock and any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock issued (or deemed to have been issued pursuant to Subsection B4(d)(i)(E)(1) or Subsection B4(d)(i)(E)(2)) by the Corporation after the Series C Issue Date, other than shares of Common Stock issued or issuable:

(A)                               upon conversion of shares of the Preferred  Stock;

(B)                               to officers, directors or employees of, or consultants to, the Corporation as compensation for services, directly or pursuant to a stock option plan or a restricted stock purchase plan approved by the Board of Directors, including two of the Senior Directors;

(C)                               pursuant to a transaction for which adjustments of the Conversion Price are made pursuant to Subsection B4(c); or

(D)                               pursuant to the operation of Subsection B1(a)(ii).

(iii)                               In the event the Corporation should at any time or from time to time after the Series C Issue Date fix a record date for the effectuation of a split or a subdivision of the outstanding shares of Common Stock or make, issue or set a record date for (at the determination of holders of Common Stock entitled to receive) a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

If the number of shares of Common Stock deemed outstanding at any time after the Series C Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the outstanding shares.

(d)                                 Other Distributions.  In the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents, then, in each such case, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(e)                                  Recapitalizations.  If at any time or from time to time after the Series C Issue Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Subsection B4 or in Subsection B2 above) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection B4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Subsection B4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)                                   No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)                                  Upon the occurrence of the event causing the adjustment or readjustment of the applicable Conversion Price of the Preferred Stock pursuant to this Subsection B4, the Corporation, at its expense, shall promptly, but in any event no later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(g)                                  Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.  Any notice required by the provisions of this Subsection B4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation or given by electronic communication to each holder of record at such holder’s e-mail address appearing on the books of the Corporation in compliance with the provisions of the General Corporation Law.

(h)                                 Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

(i)                                     Mandatory Conversion.

(i)                                     Upon either (A) a date specified by holders of two-thirds (2/3) of the outstanding shares of Senior Preferred Stock (voting as a single class on an as-converted to Common Stock basis) or (B) the closing of a Qualified IPO (the date specified in clause (A) or the date of the closing specified in clause (B) is referred to herein as the “Mandatory Conversion Date”), then (x) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable Conversion Price, and (y) such shares may not be reissued by the Corporation; provided, however notwithstanding the foregoing, the Series C Preferred Stock shall not be converted pursuant to clause (A) above without the vote or consent of the holders of a majority of the outstanding Series C Preferred Stock (voting as a separate class).   “Qualified IPO” shall mean a sale of shares of Common Stock to the public at a price per share reflecting an equity valuation of the Corporation of not less than $375,000,000, in a firm commitment underwritten public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 in net proceeds (before the underwriting discount and commissions) to the Corporation.

(ii)                                  All holders of record of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock.  Such notice shall be given at least ten (10) days in advance of the occurrence of the Mandatory Conversion Date.  Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock.  Upon the receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Subsection B(4).  On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock, into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in a form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney, duly authorized in writing.  As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection B4(f) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(iii)                               All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof, shall from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such dates.  Such converted Preferred Stock may not be reissued.

(j)                                    Waiver of Anti-Dilution Adjustment.  Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Price pursuant to Subsection B4(c) of any series of Preferred Stock may be waived with respect to shares of such Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holders of (i) in the case of Series A Preferred Stock, the registered holders of at least a majority of then outstanding shares of Series A Preferred Stock (voting as a separate class), (ii) in the case of Series B Preferred Stock, the registered holders of at least a majority of then outstanding shares of Series B Preferred Stock (voting as a separate class), and (iii) in the case of the Series C Preferred Stock, the registered holders of 75% of the sum of outstanding shares of (A) Series C Preferred Stock and (B) Selected Common Stock (voting together as a single class on an as converted to Common Stock basis). Any waiver pursuant to this Subsection B4(j) shall bind all holders of the then outstanding shares of Preferred Stock or any subsequently acquired shares of Preferred Stock.

(5)                                 Voting Rights.

(a)                                 The holder of each share of Preferred Stock (i) shall have the right to one vote for each share of Common Stock into which such holder’s shares of Preferred Stock could then be converted, with full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as required by law or as expressly provided herein, including the protective provisions in Subsection B6 below; (ii) shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation; and (iii) except for such elections as described in Subsection B5(b)(ii), shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with 0.5 being rounded upward).

(b)                                 Voting for the Election of Directors.  The Board of Directors shall be elected as follows:

(i)                                     So long as any shares of Senior Preferred Stock (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the Series C Issue Date) remain outstanding, the holders of the outstanding shares of Senior Preferred Stock and Selected Common Stock shall have the exclusive right, separately from the holders of

Common Stock, to elect three directors of the Corporation (each, a “Senior Director”).  Each Senior Director shall be elected by the vote or written consent of the holders of at least 75% of the sum of outstanding shares of (i) Senior Preferred Stock and (ii) Selected Common Stock (voting together as a single class on an as converted to Common Stock basis); provided, however, that (A) for so long as any of Adams Street Partners LLC, Adams Street Partners 2006 Direct Fund, L.P., Adams Street Partners 2007 Direct Fund, L.P., Adams Street Partners 2008 Direct Fund, L.P., Adams Street Partners 2009 Direct Fund, L.P., Adams Street Partners 2010 Direct Fund, L.P., and/or Adams Street Partners 2011 Direct Fund L.P. or any of their affiliated funds own any shares of the Senior Preferred Stock, one Senior Director shall be designated by Adams Street Partners, LLC on behalf of such funds (together, “ASP”) (the “ASP Director”), appointed solely in the discretion of ASP and (B) for so long as any of Battery Ventures IX, L.P. or any of its affiliated funds own any shares of the Senior Preferred Stock, one Senior Director shall be designated by Battery Ventures IX, LLC on behalf of such funds (together, “Battery”) (the “Battery Director”), appointed solely in the discretion of Battery.  If a Senior Director shall cease to serve as a director for any reason, another director elected by the holders of the Senior Preferred Stock shall replace such director, provided, that if such director is the ASP Director or the Battery Director, then ASP or Battery, as applicable, shall designate such replacement director.  Each Senior Director may be removed, with or without cause, and the replacement Senior Director may be elected in his stead, at any time by the affirmative vote at a meeting duly called for the purpose, or by written consent, of the holders of at least at least 75% of the sum of outstanding shares of (i) Senior Preferred Stock and (ii) Selected Common Stock (voting together as a single class on an as converted to Common Stock basis); provided however, that neither the ASP Director nor the Battery Director may be removed unless such removal is directed or approved by ASP or Battery, as applicable.

(ii)                                  The holders of the outstanding shares of Common Stock shall have the exclusive right, separately from the holders of Senior Preferred Stock, to elect three directors of the Corporation (each, a “Common Director”).  Each Common Director shall be elected by the vote or written consent of the holders of a majority of the outstanding Common Stock.  If a Common Director shall cease to serve as a director for any reason, another director elected by the holders of the Common Stock shall replace such director.  Each Common Director may be removed, with or without cause, and a replacement Common Director may be elected in his stead, at any time by the affirmative vote at a meeting duly called for the purpose, or by written consent, of the holders of a majority of the outstanding shares of Common Stock.

(iii)                               The holders of the outstanding shares of Preferred Stock and Common Stock shall have the exclusive right, voting together, to elect the balance of the total number of directors of the Corporation (each, a “Remaining Director”).  Each Remaining Director shall be elected by the vote or written consent of the holders of a majority of the outstanding shares of Senior Preferred Stock and Common Stock (voting together as a single class on an as converted to Common Stock basis).  If a Remaining Director shall cease to serve as a director for any reason, another director elected by the holders of a majority of the outstanding shares of Senior Preferred Stock and Common Stock (voting together as a single class on an as converted to Common Stock basis) shall replace such director.  Each Remaining Director may be removed, with or without cause, and a replacement Remaining Director may be elected in his stead, at any time by the affirmative vote at a meeting duly called for the purpose, or by written consent, of the holders of a majority of the outstanding shares of Senior Preferred Stock and Common Stock (voting together as a single class on an as converted to Common Stock basis).

(6)                                 Protective Provisions.

(a)                                 So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not and shall not permit a subsidiary to (in each case either directly or indirectly by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting or acting, as the case may be, as a single class) to take any action or permit any action to be taken which would effect a Deemed Liquidation Event pursuant to Subsection (B)(2)(f)(A), if, in any such case, the proceeds distributed to the holders of the Series C Preferred Stock are less than 1.75 times the Series C Issue Price per share of the Series C Preferred Stock.

(b)                                 So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not and shall not permit a subsidiary to (in each case either directly or indirectly by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting or acting, as the case may be, as a single class) to take any action or permit any action to be taken which would effect a Deemed Liquidation Event pursuant to Subsection (B)(2)(f)(A), if, in any such case, the proceeds distributed to the holders of the Series B Preferred Stock are less than two times the Series B Issue Price per share of the Series B Preferred Stock.

(c)                                  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not and shall not permit a subsidiary to (in each case either directly or indirectly by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting or acting, as the case may be, as a single class) to take any action or permit any action to be taken which would effect a liquidation, dissolution or winding up of the business affairs of the Corporation or a Deemed Liquidation Event pursuant to Subsection (B)(2)(f)(A), if, in any such case, the proceeds distributed to the holders of the Series B Preferred Stock are less than three times the Series A Issue Price per share of  the Series A Preferred Stock.

(d)                                 So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not and shall not permit a subsidiary to (in each case either directly or indirectly by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least 75% of the sum of outstanding shares of (i) Senior Preferred Stock and (ii) Selected Common Stock (voting or acting, as the case may be, together as a single class on an as converted to Common Stock basis):

(i)                                     create, authorize or issue, or authorize or effect any reclassification of, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any equity security, which security is on parity with, or has a preference over, the Senior Preferred Stock;

(ii)                                  take any action or permit any action to be taken which would effect a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, unless such offering is a Qualified IPO;

(iii)                               in the case of a subsidiary, create, authorize or issue, or authorize or effect any reclassification of, or obligate itself to issue, any equity security, including any other security convertible into or exercisable for any equity security, unless approved by the Corporation’s Board of Directors, including the affirmative vote of two of the Senior Directors;

(iv)                              amend, alter or repeal any provisions of the Certificate of Incorporation or Bylaws of the Corporation that adversely changes the rights, preferences or privileges of the Senior Preferred Stock;

(v)                                 declare or pay any dividend on, or purchase redeem or otherwise acquire any shares of, Common Stock, Junior Preferred Stock or any other class or series of stock junior to the Senior Preferred Stock;

(vi)                              incur or permit any subsidiary to incur indebtedness in excess of $500,000 in the aggregate, excluding such amounts that are approved by the Corporation’s Board of Directors, including the affirmative vote of both the ASP Director and the Battery Director;

(vii)                           increase the number of shares of Common Stock reserved for issuance under the Corporation’s 2007 Stock Plan or create any new equity incentive or benefit plan or permit any subsidiary to do any of the foregoing;

(viii)                        redeem any shares of the Corporation’s capital stock, except as otherwise provided for in Subsection B3;

(ix)                              make any changes in the Corporation’s or its subsidiaries’ business strategy away from selling software and services to banks and credit unions;

(x)                                 grant an exclusive license of any part of the Corporation’s intellectual property;

(xi)                              make any changes to the executive compensation of the Corporation’s executives not otherwise approved by the compensation committee of the Corporation’s Board of Directors, including the affirmative vote of both the ASP Director and the Battery Director then serving on such committee; or

(xii)                           increase or decrease the authorized number of directors constituting the Corporation’s Board of Directors, unless the same is approved by the Corporation’s Board of Directors, including the affirmative vote of both the ASP Director and the Battery Director.

(7)                                 Status of Converted or Redeemed Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Subsection B4 above, or in the event any shares of Senior Preferred Stock shall be redeemed pursuant to Subsection B3 above, the shares so converted or redeemed shall be cancelled and shall not thereafter be issuable by the Corporation.

C.                                    Common Stock.

(1)                                 Dividend Rights.  Subject to the provisions of Division B of this Article IV, the holders of the Common Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(2)                                 Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Subsection B2.

(3)                                 Redemption.  The Common Stock is not redeemable.

(4)                                 Voting Rights.  In addition to the voting rights provided for in Subsection B5(b)(ii), the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for issuance upon the exercise of options or warrants or the conversion of Senior Preferred Stock) by the affirmative vote of the holders of at least a majority of the capital stock of the Corporation entitled to vote, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended after approval by the stockholders of this Article V to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of or increase the liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

ARTICLE VII

Subject to any additional vote required by this Third Amended and Restated Certificate of Incorporation, the Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any bylaw adopted by the Board of Directors, and no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE VIII

Subject to any additional vote required by this Third Amended and Restated Certificate of Incorporation and subject to any restrictions which may be imposed by the Corporation’s bylaws, the number of directors of the Corporation shall be set from time to time by resolution of the Board of Directors.

ARTICLE IX

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE XI

The Corporation renounces any interest or expectancy of the Corporation in, or being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any its subsidiaries, or (ii) any holder of Senior Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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